Exhibit 99.1

FINAL: For Release

NEW YORK & COMPANY, INC. REPORTS POSITIVE COMP STORE SALES AND

IMPROVED OPERATING PERFORMANCE IN THE SECOND QUARTER

~ Comp Store Sales Increased 2.1% ~

~ Operating Loss Reduced to $2.2 Million ~

New York, New York — August 22, 2013 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 512 retail stores, today announced results for the second quarter and six months ended August 3, 2013.  For the second quarter of fiscal year 2013, net sales were $223.1 million, as compared to $227.7 million for the second quarter of fiscal year 2012.  Comparable store sales for the second quarter of fiscal year 2013 increased 2.1%, as compared to flat comparable stores sales in the prior year’s second quarter.

Operating loss for the second quarter of fiscal year 2013 narrowed approximately 50% to $2.2 million, from an operating loss of $4.4 million in the prior year second quarter and marked the Company’s third consecutive year of improvement in second quarter operating results.

Net loss for the second quarter of fiscal year 2013 was $2.7 million, or $0.04 per diluted share and compares to a net loss of $4.3 million, or $0.07 per diluted share in the prior year second quarter.

Gregory Scott, New York & Company’s CEO, stated:  “We are pleased to deliver positive comparable store sales and improved operating results in the second quarter, which were well within our expectations.  Our results marked the third consecutive year in which we delivered an improved second quarter performance, which we attribute to our focus on our six key strategies for success.  During the quarter, we saw a favorable response to our strategic merchandise change to a new ‘wear-now’ assortment in July.  We also continue to be pleased with our event-driven promotions which generated a great customer response, particularly in the selling period leading up to Mother’s Day and Memorial Day.  As we enter the fall season, we are encouraged by the initial response to our signature pant and denim event — which speaks strongly to a core strength of our brand.  We are especially excited about the launch of our collaboration with Eva Mendes in mid-September, which we expect will broaden our consumer reach and create additional purchases for existing customers with a sought-after fashion collection found exclusively at New York & Company.”

The Company continues to execute its Six Keys to Success, which it expects will drive another year of operating performance improvement.  These include:  Maximizing sales and profitability during peak traffic times of the year; increasing brand awareness and driving traffic; maintaining dominance in wear-to-work while furthering opportunity in the pant and denim category; reducing markdowns through business process improvements; investing in technology to seamlessly integrate all business channels — ultimately delivering a compelling omni-channel customer experience; and continuing to expand its growing eCommerce and Outlet channels.

During the quarter the Company accomplished the following:

•                        The Company’s eCommerce channel produced continued growth with sales increasing over 20% from the year-ago period representing 7.6% of total sales in the second quarter of fiscal year 2013 versus 6.1% in the same period last year.

•                        Outlets also continued to be a highly productive and profitable channel for the Company with strong comps and growth to 10.4% of total sales in the second quarter of fiscal year 2013 versus 8.0% in the same period last year.

•                        Gross profit as a percentage of net sales improved by 160 basis points versus the prior year period, driven by improved product costs and sourcing efficiencies, along with lower markdowns, partially offset by slight increases in buying and occupancy costs. This resulted in the Company’s highest gross margin performance in the second quarter since fiscal year 2008.

•                        Selling, general and administrative expenses as a percentage of net sales increased slightly compared to the prior year period reflecting continued investments in marketing and the Company’s growing eCommerce and Outlet channels.  Excluding a benefit of $1.1 million from insurance recoveries in the year-ago period, selling, general and administrative expenses as a percentage of net sales in the second quarter of fiscal year 2013 were flat versus last year.

•                        Total quarter-end inventory at cost (including in-transit inventory) increased by 3.2% as compared to the end of last year’s second quarter reflecting an increase in in-transit inventory to support the Company’s pant and denim event in August.

•                        The Company ended the quarter with $59.5 million of cash-on-hand versus $39.4 million in the same period last year, and no outstanding borrowings under its revolving credit facility.

•                        The Company remodeled one existing store and closed seven stores, ending the quarter with 512 stores versus 537 stores last year, including 45 Outlet stores, and 2.7 million selling square feet in operation.

•                        Capital spending for the second quarter of fiscal year 2013 was $4.0 million, as compared to $3.7 million in last year’s second quarter, reflecting the remodeling of existing locations and investments in information technology, including the Company’s eCommerce replatform project.

For the six months ended August 3, 2013, net sales were $450.5 million, as compared to $455.4 million for the six months ended July 28, 2012.  Comparable store sales were flat for the six months ended August 3, 2013 as compared to a decrease of 1.5% in the prior year period.  Operating loss for the six months ended August 3, 2013 was $1.0 million; a notable improvement from the prior year’s operating loss of $4.5 million.  Net loss for the six months ended August 3, 2013 narrowed to $1.1 million, or $0.02 per diluted share.  This compares to the prior year net loss of $4.5 million, or $0.07 per diluted share.

Outlook

Regarding expectations for the third quarter of fiscal year 2013, the Company provided the following:

•                        Total sales are expected to increase by a low single-digit percentage with 21 fewer stores in operation compared to the third quarter of fiscal year 2012.  The Company expects comparable store sales to increase by a low to mid-single-digit percentage for the third quarter of fiscal year 2013.

•                        Gross margin is expected to increase between 100 and 200 basis points from the prior year’s rate driven by the combination of continued improvements in product costs and lower levels of markdowns, and leveraging of buying and occupancy expenses.

•                        Selling, general and administrative expenses as a percentage of net sales are expected to be up approximately 100 basis points versus the prior year’s third quarter.  On a dollar basis, selling, general and administrative expenses are expected to increase between $3 million and $5 million from the third quarter last year due to the combination of marketing costs associated with the launch of the Eva Mendes collection, along with expenses associated with the growth of the Company’s eCommerce and Outlet channels.

•                        Operating results for the third quarter of fiscal year 2013 are projected to range between breakeven and an operating loss of $4 million, as compared to an operating loss of $3.8 million in the year-ago period.  This reflects the impact of 21 fewer stores in operation along with increases in marketing and expenses associated with the Company’s growing eCommerce and Outlet channels since last year’s third quarter.

•                        The Company expects the effective tax rate for the third quarter and full fiscal year 2013 to be approximately 0% excluding certain required state and local taxes which are expected to be approximately $0.2 million per quarter.  As previously announced, the Company continues to provide for adjustments to the deferred tax valuation allowance initially recorded in the second quarter of fiscal year 2010, offsetting any future tax provisions or benefits resulting in an approximately 0% effective tax rate.

•                        The Company expects total inventory at cost (including in-transit inventory) at the end of the third quarter of fiscal year 2013 to be up by a mid to high single-digit percentage versus the end of the third quarter of last year.  Inventory per average store at the end of the third quarter is planned to be up between a high single-digit and low double-digit percentage reflecting timing differences due to the shift in the retail calendar.  As the Company moves beyond the first week of the fourth quarter, inventory levels are expected to normalize.

•                        Capital expenditures are expected to be between $10 million and $12 million for the third quarter of fiscal year 2013, primarily reflecting the opening of new stores, remodeling of existing locations, and continued investments in the Company’s information technology infrastructure, including the replatform of its eCommerce site.  This compares to $4.4 million of capital expenditures in the third quarter of last year.  Depreciation expense for the third quarter of fiscal year 2013 is estimated at $8 million.

•                        During the third quarter of fiscal year 2013, the Company expects to open six new stores, including five Outlet stores and one New York & Company store.  The Company also expects to remodel two existing New York & Company locations — including its location in Columbia, Maryland where the Company will debut its new store prototype.  The Company also plans to close three New York & Company stores, ending the third quarter of fiscal year 2013 with 515 stores, including 50 Outlet stores.

•                        The Company does not anticipate the need to borrow under its credit facility during the third quarter of fiscal year 2013.

Conference Call Information

A conference call to discuss the second quarter of fiscal year 2013 results is scheduled for today, Thursday, August 22, 2013 at 4:30 pm Eastern Time.  Investors and analysts interested in participating in the call are invited to dial (888) 430-8691, referencing conference ID number 5963186, approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available at 7:30 p.m. Eastern Time on August 22, 2013 until midnight on August 29, 2013 and can be accessed by dialing (877) 870-5176 and entering conference ID number 5963186.

About New York & Company

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and eCommerce store at www.nyandcompany.com. The Company operates 512 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

203-682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements, including those under “Outlook” above, can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended August 3, 2013	% of net sales	Three months ended July 28, 2012	% of net sales
Net sales	$223,050	100.0%	$227,690	100.0%

Cost of goods sold, buying and occupancy costs	163,048	73.1%	169,971	74.7%

Gross profit	60,002	26.9%	57,719	25.3%

Selling, general and administrative expenses	62,245	27.9%	62,122	27.2%

Operating loss	(2,243)	(1.0)%	(4,403)	(1.9)%

Interest expense, net of interest income	90	—%	87	—%

Loss before income taxes	(2,333)	(1.0)%	(4,490)	(1.9)%

Provision (benefit) for income taxes	376	0.2%	(160)	—%

Net loss	$(2,709)	(1.2)%	$(4,330)	(1.9)%

Basic loss per share	$(0.04)		$(0.07)

Diluted loss per share	$(0.04)		$(0.07)

Weighted average shares outstanding:
Basic shares of common stock	62,279		61,437
Diluted shares of common stock	62,279		61,437

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase	2.1%	—%
Net sales per average selling square foot (a)	$83	$79
Net sales per average store (b)	$432	$422
Average selling square footage per store (c)	5,219	5,299
Ending store count	512	537

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Six months ended August 3, 2013	% of net sales	Six months ended July 28, 2012	% of net sales
Net sales	$450,533	100.0%	$455,426	100.0%

Cost of goods sold, buying and occupancy costs	324,197	72.0%	333,157	73.2%

Gross profit	126,336	28.0%	122,269	26.8%

Selling, general and administrative expenses	127,362	28.2%	126,748	27.8%

Operating loss	(1,026)	(0.2)%	(4,479)	(1.0)%

Interest expense, net of interest income	179	—%	177	—%

Loss before income taxes	(1,205)	(0.2)%	(4,656)	(1.0)%

Benefit for income taxes	(90)	—%	(115)	—%

Net loss	$(1,115)	(0.2)%	$(4,541)	(1.0)%

Basic loss per share	$(0.02)		$(0.07)

Diluted loss per share	$(0.02)		$(0.07)

Weighted average shares outstanding:
Basic shares of common stock	62,125		61,369
Diluted shares of common stock	62,125		61,369

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	—%	(1.5)%
Net sales per average selling square foot (a)	$167	$159
Net sales per average store (b)	$873	$851
Average selling square footage per store (c)	5,219	5,299

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)        Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	August 3, 2013	February 2, 2013	July 28, 2012
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$59,462	$60,933	$39,364
Accounts receivable	9,825	8,216	10,064
Income taxes receivable	135	488	475
Inventories, net	82,384	80,198	79,838
Prepaid expenses	22,427	21,467	21,785
Other current assets	1,363	954	1,001
Total current assets	175,596	172,256	152,527

Property and equipment, net	87,410	97,960	107,152
Intangible assets	14,879	14,879	14,879
Deferred income taxes	6,710	6,755	4,361
Other assets	767	830	894
Total assets	$285,362	$292,680	$279,813
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$79,636	$74,410	$67,324
Accrued expenses	43,006	51,158	51,990
Income taxes payable	848	989	411
Deferred income taxes	6,710	6,755	4,361
Total current liabilities	130,200	133,312	124,086

Deferred rent	44,699	48,834	53,309
Other liabilities	3,611	4,282	4,951
Total liabilities	178,510	186,428	182,346

Total stockholders’ equity	106,852	106,252	97,467
Total liabilities and stockholders’ equity	$285,362	$292,680	$279,813

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Six months ended August 3, 2013	Six months ended July 28, 2012

Operating activities
Net loss	$(1,115)	$(4,541)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	17,268	17,310
Loss from impairment charges	278	366
Amortization of deferred financing costs	60	60
Share-based compensation expense	1,675	1,733
Changes in operating assets and liabilities:
Accounts receivable	(1,609)	(2,795)
Income taxes receivable	353	2
Inventories, net	(2,186)	1,490
Prepaid expenses	(960)	(728)
Accounts payable	5,226	(4,973)
Accrued expenses	(8,152)	(3,156)
Income taxes payable	(141)	(2,653)
Deferred rent	(4,135)	(3,818)
Other assets and liabilities	(1,509)	(248)
Net cash provided by (used in) operating activities	5,053	(1,951)

Investing activities
Capital expenditures	(6,996)	(9,549)
Net cash used in investing activities	(6,996)	(9,549)

Financing activities
Proceeds from exercise of stock options	472	77
Net cash provided by financing activities	472	77

Net decrease in cash and cash equivalents	(1,471)	(11,423)

Cash and cash equivalents at beginning of period	60,933	50,787
Cash and cash equivalents at end of period	$59,462	$39,364